CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this "Agreement"), effective as of March __, 2009 (the "Effective Date") is made by and between Sonic Solutions ("Sonic") and Mathew DiMaria ("DiMaria").

RECITALS

A. Sonic presently employs DiMaria as its General Manager, Roxio.

B. As set forth in this Agreement, Sonic and DiMaria wish to provide for certain terms and conditions to be applicable in the event of a Change in Control (as defined below).

Sonic and DiMaria agree as follows:

AGREEMENT

1. Change in Control.

1.1. Definition. For purposes of this Agreement, "Change in Control" means a transaction or series of related transactions that results in: (i) a sale of all or substantially all of the assets of either Sonic as a whole, or the "Roxio" consumer business of Sonic as a unit, to a third party, (ii) the transfer of fifty percent (50%) or more of the outstanding voting power of Sonic to a third party, or (iii) the acquisition by a third party, by reason of any contractual arrangement or understanding with one or more persons or entities, of the right or power to appoint or cause to be appointed a majority of the directors or officers of Sonic.

1.2. Vesting. In the event of a Change in Control, all unvested stock options, restricted stock units, or other equity compensation held by DiMaria at the time of such Change in Control shall immediately vest in full.

1.3. Severance.

(a) Existing Arrangement. As set forth in the original employment offer letter between DiMaria and Sonic, DiMaria is entitled to a lump sum payment which equals six (6) months of his annual base salary in effect immediately prior to termination (the "Severance Payment"), less applicable deductions or withholdings, in the event that DiMaria's employment is terminated by Sonic without Cause. As defined in the offer letter, "Cause" means (i) failure to meet performance standards, or (ii) being convicted of any felony under federal or state law, or (iii) any fraud, misappropriation or embezzlement, or (iv) violation of Sonic's Proprietary Information and Inventions Agreement or Code of Business Conduct.

(b) Change in Control Severance. In addition to (and without limiting) the above, DiMaria shall be entitled to the Severance Payment if, within 180 days after a Change in Control, DiMaria voluntarily terminates his employment for Good Reason. For purposes of this Agreement, "Good Reason" means any of the following: (i) a material adverse change in DiMaria's authority, duties, or responsibilities, unless DiMaria consents in writing to such change, (ii) a reduction in his level of base salary, or (iii) a relocation of his principal place of employment by more than 50 miles.

2. **General.**

2.1. **At Will Employment.** Notwithstanding anything to the contrary herein, DiMaria's employment is at-will, and either DiMaria or Sonic may terminate the employment relationship at any time, with or without cause or notice.

2.2. **Applicable Law.** This Agreement will be governed by and construed in accordance with the laws of the State of California.

2.3. **Withholding and Deductions.** Sonic may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Sonic's employees generally.

2.4. **Assignment.** This Agreement shall be binding upon and inure to the benefit of Sonic and any successor of Sonic, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

2.5. **Entire Agreement.** This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Matthew DiMaria

[signature]

Date: 3/11/09

SONIC SOLUTIONS

By: [signature]

Name/Title: A. Clay Leighton / EVP-COO

Date: 3/18/09

OK LEGAL
PFN

August 8, 2007

Matthew DiMaria
12481 Dover Ct.
Saratoga, CA 95070

mdimaria@pacbell.net

Dear Matt:

I am pleased to offer you the position of Chief Marketing Officer with Sonic Solutions ("Sonic" or "the Company"), reporting to Mark Ely, Executive Vice President and General Manager, Roxio. The purpose of this letter is to outline the terms of your employment with the Company, should you accept the offer (of necessity the language used in the following paragraphs is somewhat formal).

Your employment with Sonic would start on September 4, 2007.

You will be based in our office in Santa Clara. Your position may require that you travel from time to time.

In this position you will be an exempt, full-time regular employee. Your salary will be $22.916.67 per month. In addition, you will be eligible for an annual $75,000 bonus, payable quarterly, dependent upon successful execution of goals, determined by your immediate manager. In your capacity as Chief Marketing Officer, we expect you to devote your full time and best efforts to the performance of your duties.

Your salary will be paid semi-monthly, less payroll deductions and all required withholdings. Paydays are on the 15th and last day of each month. You are eligible for a salary review every twelve (12) months.

Shortly after you begin employment, Sonic Solutions will issue to you an option to purchase 100,000 shares of the Company's stock under the Company's deferred compensation plans. The exercise price will be determined at that time. A complete description of the terms and conditions applicable to your option will be included in the applicable plan and your option agreement. Briefly, options are valid for ten years and are subject to a four-year "vesting" requirement, with vesting to commence date of hire. The first 25% of the shares will become vested one year after the date of the grant, while the remaining 75% will vest on an equal monthly basis between the 13th and 48th month from date of grant.

You will also be eligible to participate in the restricted stock unit (RSU) program under the Company's deferred compensation plans. Briefly, restricted stock units are subject to a four-year "vesting" requirement, with vesting to occur twice a year in equal installments, being fully vested in four years.

You will be eligible to participate in the Company's health insurance plan(s), paid time-off (PTO), and other employee benefits as established by the Company for its employees. A summary of benefits will be provided to you on your date of hire.

In our business, we generate a great deal of trade secret and proprietary material. All employees are expected, both during and after employment, to refrain from revealing or using such confidential information for any purpose other than performing services to the Company As a condition of your employment, you will be required to sign a Proprietary Information and Inventions Agreement.

Your employment is at-will, that is, both you and the Company may terminate the employment relationship at any time, with or without cause or notice.

In the event your employment is terminated by the Company without Cause, the Company shall provide you with a lump sum payment which equals four (4) months of your annual base salary in effect immediately prior to your termination, less applicable deductions or withholdings. Severance will not be paid if you are terminated by the Company for Cause or if you voluntarily terminate your employment with the Company. "Cause" is defined as (i) failure to meet performance standards, or (ii) being convicted of any felony under federal or state law, or (iii) any fraud, misappropriation or embezzlement, or (iv) violation of the Company's Proprietary Information and Inventions Agreement or Code of Business Conduct.

This letter constitutes the entire statement of the terms of your employment and replaces any prior agreements or representations concerning your employment relationship. It incorporates all the terms and conditions that are applicable to all our employees as detailed in our Employee Handbook a copy of which will be provided to you.

To confirm your acceptance of these terms of employment, please sign and date a copy of this letter, and return it to Human Resources, Novato office [415.598.1440 private HR fax]. This offer, unless earlier withdrawn by us, will remain open until August 13, 2007, by which time we expect your response. As required by law, your employment is contingent upon proof of eligibility to work in the United States. On your first day of work, please be prepared to offer this proof and to return the signed Proprietary Information and Inventions Agreement enclosed, both of which are conditions of employment.

Matt, we very much look forward to your joining us. All of us at Sonic look forward to working closely with you to achieve our overall company goals. You are joining us at an exciting and critical time. Sonic Solutions has the potential for tremendous growth and success, and we believe that you will play an important role in helping us achieve that success.

Sincerely,

Paul Norris
Senior Vice President and General Counsel

I understand and agree to the terms set forth in the above offer letter.

Matthew DiMaria	8/10/07 Date